SECURITIES AND EXCHANGE COMMISSION


                          Washington, D.C. 20549

              -----------------------------------------------

                                 FORM 8-K





                              CURRENT REPORT



                      Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934



                             January 20, 1999
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                      (Date of earliest event report)



                           WEYERHAEUSER COMPANY
             -------------------------------------------------
            (Exact name of registrant as specified in charter)


          Washington               1-4825           91-0470860
        ----------------        ------------      ---------------
        (State or other         (Commission       (IRS Employer
        jurisdiction of         File Number)      Identification
        incorporation or                             Number)
        organization)


                         Tacoma, Washington 98477
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                 (Address of principal executive offices)
                                (zip code)

            Registrant's telephone number, including area code:
                              (253) 924-2345

Item 5.  Other Events

On January 20, 1999, Weyerhaeuser Company issued the following press release:


"FEDERAL WAY, Wash. - Weyerhaeuser Company today reported net earnings of $339 million before nonrecurring items, or $1.71 per common share, for 1998. This compares with $351 million before nonrecurring items, or $1.76 per common share, for 1997.

Net sales for 1998 were $10.8 billion compared with $11.2 billion the prior year.

Including a previously announced nonrecurring after-tax charge of $45 million, or 23 cents per common share, net earnings were $294 million, or $1.48 per common share, for 1998. The charge is primarily associated with streamlining pulp and paper operations, the closure of the Longview, Wash., chlor-alkali facility, and changes to the British Columbia lumber operations. This compares with $342 million, or $1.72 per common share, after nonrecurring items last year.

For the fourth quarter 1998, Weyerhaeuser reported net earnings of $75 million before nonrecurring items, or 38 cents per common share. During the same period last year, net earnings before nonrecurring items was $108 million, or 54 cents per common share.

`This was a difficult year for Weyerhaeuser and our industry,' said Steven
R. Rogel, president and chief executive officer. `Most of our markets experienced very difficult pricing conditions, especially pulp and paper. The effect of these conditions on our earnings is obvious, but we continue to see evidence of our focus on improving operating efficiencies. Through the hard work of our employees in this area, we were able to reduce the effect lower prices had on our earnings by controlling costs and improving efficiencies. Although we are seeing improvement in a number of our markets, we know that we cannot rely on external events to improve our earnings. Our challenge in 1999, therefore, is to continue making changes that further improve our operations.'

Other items affecting 1998 reported results:

 . Weyerhaeuser incurred pre-tax charges of $42 million on Year 2000 remediation with $26 million of those charges occurring during the fourth quarter. Weyerhaeuser includes Year 2000 expenses in reported net earnings before nonrecurring items.

 . The company aligned its reporting structure with new segment reporting guidelines contained in SFASB 131. Under the new structure, Weyerhaeuser will report separate results for its Timberlands and Wood Products sectors. The Timberlands results include the activities associated with growing and harvesting timber and selling that timber to third parties or our own facilities. Wood Products results include the performance of the businesses involved in the manufacturing and distribution of wood products and other building materials.

Results by segment were:

 . Timberlands. Operating earnings for 1998 were $487 million compared with $535 million the prior year. 1998 results were hurt by a soft export log market early in the year that weakened prices for both domestic and export logs. Prices did improve throughout the year and remain above fourth quarter 1997 levels.

 . Wood Products. Operating earnings for the year were $208 million before the $25 million nonrecurring charge associated with changes to the British Columbia lumber operations. This compares with $212 million before nonrecurring charges of $40 million in 1997. Oriented strand board enjoyed a strong year with volume and prices above 1997 levels. Lower prices for lumber, however, offset the effects of higher volume driven by domestic housing starts.

 . Pulp, Paper and Packaging. Operating earnings were $192 million before the nonrecurring $40 million charge associated with streamlining pulp and paper operations and closing the chlor-alkali plant. This compares with $192 million before nonrecurring items of $28 million the prior year. Efforts to streamline operations helped offset weak market conditions. Prices for most grades of pulp and paper were below 1997 levels.

 . Real Estate and related assets. Operating earnings were $124 million compared with $66 million before a gain of $45 million for the sale of Weyerhaeuser Mortgage Company in 1997. Improved operating performance and the robust housing markets we serve contributed to the record earnings for Weyerhaeuser Real Estate Company.

Weyerhaeuser Company (NYSE: WY), one of the world's largest integrated forest products companies, was incorporated in 1900. In 1998, it had sales of $10.8 billion and has offices or operations in 12 countries with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities.

                                    ###
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Statements by Steven R. Rogel in this news release may contain statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings."
                                   # # #

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          WEYERHAEUSER COMPANY

                                      By  /s/ Richard J. Taggart
                                          -----------------------------
                                     Its: Vice President and Treasurer

Date:  January 21, 1999